OPINION OF STROOCK & STROOCK & LAVAN LLP

April 25, 2006

To the Persons Listed on Schedule I Hereto

Re:       College Loan Corporation Trust I

Ladies and Gentlemen:

We have acted as special counsel to College Loan Corporation Trust I (the “Issuer”) and College Loan LLC (the “Depositor) in connection with the issuance by the Issuer of $1,390,000,000 aggregate principal amount of its Student Loan Asset-Backed Notes, Series 2006-1A-1, Series 2006-1A-2, Series 2006-1A-3, Series 2006-1A-4, Series 2006-1A-5, Series 2006-1A-6, Series 2006-1A-IO and Series 2006-1B (collectively, the “Public Notes”). As such counsel, we have examined copies of: (a) the Second Amended and Restated Indenture of Trust, dated as of April 1, 2006 (the “Base Indenture”) and a related Seventh Supplemental Indenture of Trust, dated as of April 1, 2006 (collectively, with the Base Indenture, the “Indenture”), among the Issuer, Deutsche Bank Trust Company Americas, as eligible lender trustee and as indenture trustee, and the Public Notes issued pursuant thereto, (b) the Trust Agreement, dated as of March 5, 2002, between Wilmington Trust Company (the “Owner Trustee”) and the Depositor, as amended and restated by the Trust Agreement, dated as of March 1, 2002 (as amended and restated, the “Trust Agreement”), among the Owner Trustee and the Depositor, (c) the Underwriting Agreement, dated as of April 19, 2006 (the “Underwriting Agreement”), among College Loan Corporation, the Issuer and Citigroup Global Markets Inc., J. P. Morgan Securities Inc., UBS Securities LLC and Goldman, Sachs & Co. (collectively, the “Underwriters”), (d) the Base Prospectus, dated March 28, 2006 (the “Base Prospectus”), (e) the Prospectus Supplement, dated April 20, 2006 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), and (f) the Registration Statement No. 333-112075 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”). We have also examined such other documents, papers, statutes and authorities, as we have deemed necessary as a basis for the opinions hereinafter set forth. The documents referred to in (a) — (c) above, inclusive, are referred to herein as the “Agreements.”

In rendering this opinion, we have assumed (a) the due authorization, execution and delivery of the Agreements by all parties thereto (except for the Issuer and the Depositor), (b) that such parties have the legal power to act in the capacities in which they are to act thereunder (except for the Issuer and the Depositor) and that the Agreements constitute their valid and legally binding obligation subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to the original documents of all documents submitted to us as copies and (e) the genuineness of all signatures on all documents submitted to us. As to various matters of fact relevant to the opinions hereinafter expressed, we have relied upon the representations and warranties contained in the Agreements and statements and certificates of officers and representatives of the Issuer, the Depositor and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the laws of the State of New York, the Delaware Limited Liability Company Act, the Delaware Statutory Trust Act and United States federal law.

The opinions expressed in paragraph 4 below, to the extent they relate to matters of federal income taxation, and in paragraph 5 below are based on provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). In rendering such opinions, we have relied on certain factual, numerical and statistical information provided to us by the Underwriters, as well as representations and warranties contained in the Agreements and statements and representations of the Issuer, the Depositor and others.

Based upon and subject to the foregoing, we are of the opinion that:

1.           The Issuer has the requisite entity power and authority to execute and deliver the Indenture and to perform its obligations thereunder. The Depositor has the requisite entity power and authority to execute and deliver the Trust Agreement and to perform its obligations thereunder.

2.           The Indenture has been duly authorized, executed and delivered by the Issuer and the Trust Agreement has been duly authorized, executed and delivered by the Depositor. The issuance, offer, sale and delivery of the Public Notes have been duly authorized by the Issuer.

3.           The Public Notes, when issued, authenticated, delivered and paid for in accordance with the Indenture and the Underwriting Agreement, will be the valid, legal and binding obligations of the Issuer, entitled to the benefits of the Indenture and enforceable in accordance with their terms, subject (a) to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto and (b) to the understanding that no opinion is expressed as to the application of equitable principles in any proceeding, whether at law or in equity.

4.           The information (i) in the Prospectus Supplement under the caption “Federal Income Tax Considerations,” and (ii) in the Base Prospectus under the caption “Federal Income Tax Consequences,” to the extent that it constitutes matters of federal or New York law, summaries of legal matters or legal conclusions, has been reviewed by us and is correct in all material respects.

5.           The Public Notes will be treated as debt for federal income tax purposes under federal income tax law, and the Issuer will not be characterized as an association (or publicly traded partnership) taxable as a corporation under federal income tax law.

This opinion is solely for the benefit of the addressees hereof, and may not be relied upon in any manner by any other person or entity without our prior written consent.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP
STROOCK & STROOCK & LAVAN LLP

Schedule I

College Loan Corporation Trust I

College Loan LLC